Exhibit 99.1

NEWS RELEASE
NOBLE ENERGY ANNOUNCES EXECUTIVE OFFICER APPOINTMENT
HOUSTON (November 10, 2009) — Noble Energy, Inc. (NYSE: NBL) announced today that Kenneth M. Fisher will be joining the company effective November 16, 2009 as Senior Vice President and Chief Financial Officer. Most recently, Mr. Fisher was Executive Vice President of Finance for Upstream Americas at Shell.
Charles D. Davidson, Noble Energy’s Chairman and CEO said, “We are extremely pleased that Ken has decided to join our executive team at Noble Energy. His extensive financial and leadership skills as well as his broad experience with large-scale global energy programs will bring tremendous value to Noble Energy as we enter into a very significant multi-year investment program to develop our recent U.S. and international discoveries.”
Mr. Fisher, 47, has extensive worldwide experience in leading major financial organizations both within the energy industry as well as other industries. Prior to his most recent position with Shell, he served as Director of Strategy & Business Development for Royal Dutch Shell in The Hague, Executive Vice President of Strategy & Portfolio for their global downstream business in London, and as Chief Financial Officer for Shell Oil Products U.S.
Before joining Shell, Mr. Fisher held positions of increasing responsibility with General Electric Company, including Vice President and Chief Financial Officer of the Aircraft Engines Services division and a Singapore-based position as Director of Finance & Business Development of GE’s Asia Pacific plastics business. He has over 25 years of experience with financial and operating organizations that have been involved with complex energy and capital-intensive businesses. He is a graduate of the University of Notre Dame with a B.B.A. degree in Business Administration/Finance.
Mr. Fisher will fill the position previously held by Chris Tong who retired earlier in the year.
Noble Energy is a leading independent energy company engaged in worldwide oil and gas exploration and production. The Company operates primarily in the Rocky Mountains, Mid-Continent, and deepwater Gulf of Mexico areas in the United States, with key international operations offshore Israel, UK and West Africa. Noble Energy is listed on the New York Stock Exchange and is traded under the ticker symbol NBL. Visit Noble Energy online at www.nobleenergyinc.com.

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